Exhibit 10.1

Roger W. Lindsay

Senior Vice President

Human Resources

roger. lindsay@ryerson.com

312 292 5040 Direct

227 West Monroe St.

27th Floor

Chicago, Illinois 60606

www.ryerson.com

March 9, 2012

Mr. William S. Johnson

[REDACTED]

Dear William:

The company is interested in utilizing your services as an Interim Chief Financial Officer for Ryerson Inc. This letter will confirm our understanding and agreement regarding the basis upon which you will be providing such services to the Company and as an independent contractor.

1)	You will perform services for the Company for the purposes and to the extent set forth in this Agreement and your relationship to the Company and its affiliates will be that of an independent contractor only. You shall not be entitled to participate in any pension, 401(k), health care or other employee benefit plan, bonus or compensation program available to employees of the Company as a result of performing services hereunder.

2)	For the first 3 months the compensation for Mr. Johnson will be $20,000 per month paid semi-monthly ($10,000 on the 1st and $10,000 on the 15th of the month). The fee and submitted expenses would be payable within 7 days of billing. He will work out of the company’s Chicago headquarters and will provide a minimum of 40 hours per week of professional services. Mr. Johnson will be responsible for payroll taxes and withholdings and no company benefits will be extended.

3)	At the completion of 3 months Mr. Johnson will be paid a bonus award of $25,000.

4)	For each subsequent month Mr. Johnson will be paid $25,000 per month. Partial months at the beginning or end of the engagement would be pro-rated.

5)	Expenses- Travel (to/from Chicago & Orange County), hotel/lodging, meals, and ground transportation will be reimbursed at cost with receipts provided as support. These will be submitted semi-monthly along with the fee invoice. Mr. Johnson agrees to cap these expenses at $8,000 per month. If Mr. Johnson is required to travel outside of the Chicago area on company business these expenses would be reimbursed at 100% over and above the cap. Further, if Mr. Johnson is asked to host approved company group meals and entertainment these expenses would be exclusive of the cap.

6)	It is the initial understanding that Mr. Johnson would return to his home in California for a three-day weekend every other week. He will do his utmost to manage his schedule to avoid any absence during business or department-critical periods. He will monitor company email and accept phone calls during these absences.

7)	Mr. Johnson will be provided office space, computer, and any required personal communications device at no charge and these will be returned at the end of the engagement.

8)	The Company shall indemnify you, to the extent, in the manner, and subject to compliance with the applicable standards of conduct provided by Section 145 of the General Corporation Law of the State of Delaware, as the same (or any substitute provision therefore) may be in effect from time to time, in the same manner as if you were an employee of the Company. The indemnification hereby provided shall be applicable to claims, actions, suits or proceedings made or commenced after the date hereof, whether arising from actions or omissions to act occurring before or after the date hereof. The indemnification obligation set forth in this paragraph shall not be deemed exclusive of other rights for indemnification, if any, which you may claim, whether under any law, agreement, vote of stockholders or disinterested Directors or otherwise shall continue after the termination or cancellation of this Agreement, and shall inure to the benefit of your heirs, executors and administrators.

9)	Mr. Johnson agrees to be bound by the company’s code of conduct and related confidentiality and non-solicitation agreements during his tenure.

10)	Mr. Johnson will report to Mr. Michael Arnold, President & CEO.

11)	This agreement will be in force for a minimum of 90 days and can be terminated after this period with 30 days’ notice by either party.

Sincerely,

Roger W. Lindsay

Senior Vice President, Human Resources

RYERSON INC.